Exhibit 99.1

30 June, 2010

Khoa D. Nguyen	14 Celina Ave, Suite 17
Chairman of the Board and	Nashua, New Hampshire 03063
Chief Executive Officer

Dear Fellow Shareholders,

While the Ezenia team worked tirelessly to increase revenue in 2009, we were not entirely successful.  In the first half of 2010 we are pleased to announce increased renewals, bookings and new product launches.  Year-to-date, Ezenia! has achieved close to $2.7M of total bookings with approximately 60 percent in renewals and 40 percent in new bookings.  In addition, the Company also launched InfoWorkSpace™ 3.0.6.1 — Service Pack 3 and MxM Secure 2.0.  The first two quarters of 2010 mark an increase of almost $1.4M in deferred revenue to $2.3M from $879K on December 31, 2009.

While enhancing our backlog of field support revenue, Ezenia! has achieved:

•                  A starting backlog of more than $500K in training and installation commitments - additive to the deferred revenue year-to-date

•                  A renewal of existing licenses in excess of $1.0M by the Air Force Air Operation Centers (AF-AOC) in the continental United States (CONUS) as well as overseas (OCONUS)

•                  A renewal of existing licenses of more than $500K by the agencies in the Intelligence Community

•                  An expansion of new licenses of approximately $1.1M into five new AF-AOCs, including the new United States African Command, located in Ramstein, Germany, creating an additional backlog in the future of training and installation service commitments for these sites and up to twelve AOC sites, all additive to the deferred revenue year-to-date

The past six months have produced significant milestones for the Company.  The launch of Ezenia’s new web-site and two innovative software products are expected to strengthen client loyalty while opening the door to new opportunities in the Commercial market.  The Company’s recent launch of InfoWorkSpace™ 3.0.6.1 — Service Pack 3 incorporates a new Graphical User Interface, multi-lingual dynamic message translation, and leverages the use of virtualized server and storage area network technologies.  The release of MxM Secure 2.0 is intended to strategically solidify Ezenia’s reach and leadership in the Commercial market.  With prudent investments in research and development over the last four years and the incorporation of lessons learned from the deployment of InfoWorkSpace™, MxM Secure 2.0 is among the platforms of choice for the Commercial market.  MxM provides a cost-effective solution for today’s business challenges in privacy, information safeguarding, security, and the protection of one’s corporate digital reputation.

One cannot reflect on the Company’s most recent accomplishments, without recognizing the 22 member team behind Ezenia’s growth.  Each individual, in his or her capacity, fills multiple roles and assignments every day.  Their dedication is unwavering; their contributions immeasurable.  Their continued support will be instrumental in increasing market share and growing revenue in 2010 and beyond.

At the management level, Keith Baron — Vice President of Field Support and Customer Assistance, Mike Fitzell — Vice President of Engineering, and Tom McCann — Chief Financial Officer have been with the Company from three (3) to five (5) years and have grown through the ranks to attain their current positions, while Rene Rodriguez — Vice President of Government Business is a recent addition to the management staff having arrived ninety (90) days ago.  It is interesting to have them share their perspective with you all, our shareholders.

Keith Baron joined Ezenia! three years ago after serving more than 26 years as a Civil Engineer and a Communications Officer for the USAF.  When asked why he chose Ezenia!, Mr. Baron replied, “The main reason I left the life I knew, to come to Ezenia, was the product itself.  My career in the USAF afforded me the unique opportunity to work with InfoWorkSpace™ at three of my duty locations.  The first was while responsible for managing and securing the networks supporting the Air Force Materiel Command.  We used InfoWorkSpace™ to perform forensics of network issues with the AF Network Operation Center.  The second was at the Combined/Coalition Air Operations Center in Qatar, supporting US Central Commands mission in Iraq, Afghanistan and Horn of Africa.  In this location, InfoWorkSpace™ was used to share intelligence information and hold meetings with coworkers within divisions and individuals back in the United States.  I became even more involved with the use of InfoWorkSpace™ at Strategic Commands Space and Global Strike Air Operations Center where it was used to support military action world-wide and was a major player in the AF Chief of Staff Joint Expeditionary Forces Experiment 2006, supporting 450 personnel from all branches of the service and several coalition partners stationed across North America.  In all of these locations and uses, InfoWorkSpace™ met our needs and exceeded our expectations.”

Mike Fitzell reflects on his mission: “I initially came to Ezenia because the product and the missions it was supporting were something I deemed worthwhile.  The feedback we get from the users in the DOD and Intelligence Community about how critical InfoWorkSpace is and how much they like it has cemented my initial perception.  Going forward our new product, designed and developed from what we have learned and experienced, has resonated with commercial entities that are just coming to terms with new regulations on privacy and security.  I believe we are bringing to the market at the right time the right set of tools and technology to help companies meet the challenges of privacy and security regulations that are just being introduced.  With Ezenia’s background of developing products that work in very secure environments, we are well positioned to succeed in providing secure solutions to the commercial marketplace.”

Tom McCann joined Ezenia! in late 2005 after 25 years of service with DEC / HP.  “I was looking for a challenging position with a small company where my contributions would make a significant difference and foster growth.  With a unique product line in an expanding market, Ezenia! was the clear choice.  I was impressed with the Company’s management team and staff, particularly with their unwavering dedication to Ezenia’s client base.  The Company is well-known for providing consistent support while developing cutting edge solutions.  I continue to see those ideals in today’s management team and employees, as evidenced by our new product MxM.”

The Company’s newest executive, Rene Rodriguez, “believes in the importance and relevance of Ezenia’s secure collaboration solutions in the government sector.  My goal is to build revenue with an experienced organization and aggressive strategy, leveraging from and expanding on our core successes within DOD and Intel.  The key to successful collaboration and open government is to leverage the knowledge and innovation of internal and external stakeholders through a secure environment.  Part of that effort will involve upgrading the technology used to create a single, unified collaboration experience across secure and unsecure networks.  I believe that the Company’s core products, InfoWorkSpace™ and MxM, are the answer.”

Ezenia’s critical objectives going-forward are an increased cash balance and a return to profitability.  We must build on the year’s momentum, diversify our government business beyond the military and intelligence customer base, and win key beachhead accounts in the commercial arena.  As a Company, we’ve made great strides in 2010 and understand there is much work to be done.  As a team, we’re digging deep to build upon recent achievements and build towards future success.

The steadfast support of you, our shareholders and customers, provides the motivation and the foundation for growth and profitability.

Yours very truly,

/S/ Khoa Ngguyen
Khoa Nguyen
Chairman and Chief Executive Officer

Note:  This report, including the letter to shareholders, contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  Please see Part II — Item 7 of the Annual Report on Form 10-K within the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Safe Harbor for Forward-Looking Statements” for a discussion regarding risks associated with these statements.